Exhibit 97

Perma-Pipe International Holdings, Inc.

Recoupment of Incentive Compensation Following a Restatement

INTRODUCTION

The Board of Directors (the “Board”) of Perma-Pipe International Holdings, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to adopt this policy which provides for the recoupment of certain executive compensation in the event either (1) the Company is required to prepare an accounting restatement resulting from material noncompliance with financial reporting requirements or (2) an executive engages in illegal or improper conduct causing financial or reputational harm to the Company (the “Policy”). This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of, and Rule 10D-1 under, the Securities Exchange Act of 1934 (the “Exchange Act”).

ADMINSTRATION

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. The Board has full power and authority to interpret and construe this Policy and to make all determinations that it deems necessary, appropriate or advisable for the administration of this Policy, subject to and unless otherwise provided in this Policy or in Exchange Act Section 10D or Rule 10D-1 or Nasdaq Stock Market Listing Rule 5608 (“Rule 5608”). Any determinations made by the Board in good faith pursuant to this Policy or otherwise made in accordance with this Policy, Section 10D of the Exchange Act, Exchange Act Rule 10D-1, and Rule 5608 shall be final and binding on all affected individuals.

COVERED EXECUTIVES

For purposes of this Policy, “Covered Executives” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar significant policy-making functions for the Company. Any executive officer of any of the Company’s parents or subsidiaries is a “Covered Executive” for purposes of this Policy if such executive officer performs significant policy-making function described in the preceding sentence for the Company. Each officer of the Company identified as an executive officer for the purposes of 17 CFR § 229.401(b) shall be a “Covered Executive” for the purposes of this Policy.

EVENTS TRIGGERING RECOUPMENT

If either of the events described in paragraph 1 or 2 below occurs, then the Board will require, to the extent not prohibited by governing law, reimbursement or forfeiture of any excess Incentive Compensation (as defined below) Received (as defined below) by any Covered Executive during the Recoupment Period (as defined below):

1.)

Accounting Restatement. The Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws (an “Accounting Restatement”), including one that:

(a)	corrects an error in previously issued financial statements that is material to the previously issued financial statements; or

(b)	would result in a material misstatement to the previously issued financial statements if the error were either corrected, or left uncorrected, in the current period.

2.)	Conduct Violation. The Company determines that a Covered Executive has:

(a)

engaged in any conduct (or omission) that violates the Company’s code of conduct, any federal, state, or local law or regulations, or any listing standard of any exchange on which the Company’s securities are traded;

(b)	breached a fiduciary duty that the Covered Executive owes to the Company or any subsidiary or affiliate;

(c)	been grossly negligent in exercising his or her supervisory responsibilities to monitor conduct or risks; or

(d)	engaged in any other illegal, unethical, or improper conduct;

in any case, which results (or might reasonably be expected to result) in material financial or reputational harm to the Company or any subsidiary or affiliate thereof (any such conduct, a “Violation”).

INCENTIVE COMPENSATION

For purposes of this Policy, Incentive Compensation means any of the following:

1.)	Annual bonuses and other short- and long-term cash incentives that are granted, earned, or vested based wholly or in part on attaining any “Financial Reporting Measures” (as defined below); or

2.)

Any equity award granted under any Company plan or agreement, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or performance units that earning, granting and vesting is based wholly or in part on attaining any Financial Reporting Measures.

FINANCIAL REPORTING MEASURES

For purposes of this Policy, “Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, any measures derived wholly or in part from such financial information, and stock price and total stockholder return. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission.

RECEIVED

Incentive Compensation is deemed “Received” for the purposes of this Policy either (i) in the Company’s fiscal period during which the Financial Reporting Measure applicable to the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period or (ii) with respect to any stock-based award that vests exclusively upon completion of a specified employment period, and without any performance condition, in the Company’s fiscal period during which the award vests, even if the issuance of stock in respect of the vested award (such as the delivery of shares in respect of vested restricted stock units) occurs at a later date.

RECOUPMENT PERIOD

“Recoupment Period” means the three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, which date is the earlier of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (ii) a date that a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

EXCESS INCENTIVE COMPENSATION; AMOUNT SUBJECT TO RECOVERY

Amounts subject to recovery include the following:

1.)

In the event of an Accounting Restatement, the amount to be recovered shall be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, without regard to taxes paid. Specifically:

(a)

The amount of any non-equity Incentive Compensation to be recovered shall be equal to the excess of (i) the amount paid to the Covered Executive calculated by reference to the erroneous financial data, over (ii) the amount that would have been paid to the Covered Executive calculated by reference to the corrected financial data.

(b)

The amount of equity-based Incentive Compensation to be recovered shall be equal to the excess of (i) the number of Shares (or equivalent value) earned by the Covered Executive calculated by reference to the erroneous financial data, over (ii) the number of Shares (or equivalent value) that would have been earned by the Covered Executive calculated by reference to the corrected financial data. If the Board cannot determine the amount of excess Incentive Compensation Received by the Covered Executive directly from the information in the Accounting Restatement, then it will make its determination based on a reasonable estimate of the effect of the Accounting Restatement.

2.)

In the event of a Violation, the Board shall determine, in its sole discretion, the amount of excess Incentive Compensation to be recovered, based on the extent that the Company or a subsidiary or affiliate thereof was harmed (or reasonably expected to be harmed) by such Violation.

3.)

Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated herein above if the following conditions are met and the Board determines that recovery would be impracticable:

(a)

The direct expenses paid to a third party to assist in enforcing the Policy against a Covered Executive would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Excess Incentive Compensation, documented such attempts and provided such documentation to Nasdaq.

(b)

Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Excess Incentive Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation and a copy of the opinion is provided to Nasdaq; or

(c)

Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

4.)

In the event of recovery of excess Incentive Compensation from the Covered Executives, the Board may, in its sole discretion, assist the Covered Executives in the form of providing resources to amend Covered Executive s’ income tax return as applicable.

POLICY APPLICABILITY

This Policy covers all persons who are Covered Executives at any time during the Recoupment Period for which Incentive Compensation is Received. Incentive Compensation shall not be recovered under this Policy to the extent Received by any person before the date the person served as a Covered Executive. Subsequent changes in a Covered Executive’s employment status, including retirement or termination of employment, do not affect the Company’s right to recover Incentive Compensation pursuant to this Policy.

METHOD OF RECOUPMENT

The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation:

1.)	requiring reimbursement of cash Incentive Compensation previously paid;

2.)	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;

3.)	offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;

4.)	cancelling outstanding vested or unvested equity or cash awards; and/or

5.)	taking any other remedial and recovery action permitted by law, as determined by the Board.

INDEMNIFICATION PROHIBITION

Under no circumstances shall the Company indemnify any Covered executives against, or provide insurance coverage for, the loss of any Excess Incentive Compensation. Further, the Company shall not enter into any agreement that exempts any Incentive Compensation from the application of this Policy or that waives the Company’s right to recover any Excess Incentive Compensation. This Policy shall supersede any such agreement (whether entered into before, on, or after the Effective Date).

INTERPRETATION

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D and Rule 10D-1 under the Exchange Act, Section 304 of the Sarbanes-Oxley Act of 2002, and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company's securities are listed.

EFFECTIVE DATE

This Policy, as amended, shall be effective as of the date it is adopted by the Board (the “Effective Date”) and supersedes the Company’s prior recoupment policy.  This Policy shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after October 2, 2023.

AMENDMENT

The Board may amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission and to comply with any rules or standards adopted by a national securities exchange on which the Company's securities are listed.

OTHER RECOUPMENT RIGHTS

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal or equitable remedies available to the Company. Application of this policy does not preclude the Company from taking any other action to enforce a Covered Executive’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings.

SUCCESSORS

The Board may, in its sole discretion, enforce the Policy against Covered Executives’ beneficiaries, heirs, executors, administrators or other legal representatives.

ACKNOWLEGEMENT

I, the undersigned, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree and acknowledge that I am fully bound by, and subject to, all of the terms and conditions of the Perma-Pipe International Holdings, Inc. Recoupment Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”). In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. In the event it is determined by the administrator that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement. Any capitalized terms used in this Acknowledgment without definition shall have the meaning set forth in the Policy.

Signed

Name (Printed)

Date

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